EXHIBIT 99.2
------------
(Form S-3)



                     AGREEMENT TO ASSIGN SALES CONTRACT
                          AND DEVELOPMENT DOCUMENTS
               Approximately 29 Acre Parcel, Aurora, Illinois


     THIS AGREEMENT TO ASSIGN SALES CONTRACT AND DEVELOPMENT DOCUMENTS (hereinafter this "AGREEMENT"), is made and entered into as of the 22nd day of July, 1996, between BRISTOL OAKHURST DEVELOPMENT L.L.C., an Illinois limited liability company (hereinafter called "ASSIGNOR") and AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership (hereinafter called "ASSIGNEE").


                                  RECITALS

      A. Bristol Chicago Development Corp., an Illinois corporation ("BRISTOL") is the purchaser under that certain Sales Agreement, dated May 17, 1995, by and between Bristol and Aurora Venture, an Illinois limited partnership (the "CONTRACT SELLER"), with attached Addendum (such agreement, as amended in accordance with the terms hereof, being herein called the "SALES CONTRACT" and being attached hereto as EXHIBIT A). The Sales Contract was assigned by Bristol to Assignor.

      B. Pursuant to the Sales Contract, and subject to the terms and conditions therein set forth, Assignor has the right to acquire approximately 29 acres in Aurora, DuPage County, Illinois (the "PROPERTY") as described in EXHIBIT A-1. Terms used herein and not otherwise defined herein shall have the meanings given such terms in the Sales Contract.

      C. Subject to the terms and conditions hereof, Assignor desires to assign to Assignee all of Assignor's right, title and interest (i) to purchase the Property including without limitation, Assignor's rights in and to the Sales Contract (the "PURCHASE RIGHTS") and (ii) in and to all existing plans, drawings, specifications, permits, licenses, governmental approvals, development rights, Regulatory Approvals (defined below), agreements (with governmental bodies, architects, engineers, consultants or other persons or entities) and other materials related to the development of the Property (the "DEVELOPMENT RIGHTS"; all written materials evidencing the Development Rights are called the "DEVELOPMENT DOCUMENTS" and are more particularly described on EXHIBIT K which shall be prepared by Assignor within ten (10) days after the date of this Agreement and submitted to Assignee for its approval during the Review Period [defined below]) as a 464-unit luxury multifamily community known as The Crossings at Oakhurst North (the "PROJECT"), and Assignee desires to accept such assignment and to assume and agree to perform, subject to the terms and conditions hereof, all of the Purchaser's duties, obligations and liabilities under the Sales Contract and the Development Documents.






                                 AGREEMENT:
                                 ---------

      NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged:

      1. AGREEMENT TO PURCHASE AND SELL. Assignee agrees to accept and Assignor agrees to contribute the Purchase Rights and the Development Rights for the consideration and subject to the terms and conditions set forth in this Agreement.

      2.    CONTRIBUTION.

            a. EXCHANGE AMOUNT. The value of the Purchase Rights and the Development Rights (the "EXCHANGE AMOUNT") is One Million Five Hundred Eighty Five Thousand and No/100 Dollars ($1,585,000.00), to be paid to Assignor in two parts as set forth below in consideration for the contribution and assignment to Assignee of the Purchase Rights and the Development Rights. A portion of the Exchange Amount valued at One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the "INITIAL EXCHANGE AMOUNT") shall be paid in full in the manner provided herein at
the Closing Date (as defined below).   The remainder of the Exchange
Amount, valued at Four Hundred and Eighty Five Thousand and No/100 Dollars ($485,000.00) (the "FINAL EXCHANGE AMOUNT"), shall (subject to Assignee's offset rights as set forth in SECTION 3 hereof) be paid in full in cash within ten (10) business days after the date on which all buildings comprising Project have received a final certificate of occupancy in a form in which the City of Aurora (the "CITY") customarily issues such certificates with no conditions other than those which are standard on the City's customary form of certificate of occupancy. On the Closing Date the Initial Exchange Amount will, at Assignor's option, either (i) be payable entirely in the form of units of limited partnership interest ("UNITS") of Assignee or (ii) up to twenty percent (20%) of the Initial Exchange Amount will be payable in cash and the remaining portion of the Initial Exchange Amount will be payable in the form of Units. Not less than five (5) days prior to the Closing Date, Assignor shall provide written notice to Assignee identifying what portion of the Initial Exchange Amount will be payable in cash or Units. The number of Units to be delivered to Assignor will be equal to the quotient of (i) the difference between the Initial Exchange Amount less any portions thereof payable in cash and (ii) the average closing price on the New York Stock Exchange of the common shares of beneficial interest, par value $.01 per share (the "COMMON SHARES"), of Amli Residential Properties Trust, a Maryland real estate investment trust ("ARPT") for the five (5) business day period immediately preceding the first business day prior to the Closing Date.

            b. CONVERSION OF UNITS. The Units received by Assignor as provided above shall have the rights and limitations afforded Units as set forth in the Partnership Agreement (defined below), including rights with respect to conversion into Common

      Shares (herein, such Common Shares given in conversion are referred to as "SHARES") which conversion right shall be subject to the terms and provisions set forth in the Partnership Agreement and which right may be exercised at any time in accordance with such terms. ARPT will endeavor to file a registration statement for the registration of resales by the Assignor of such Shares within a reasonable period of time after the Closing Date. On the Closing Date, Assignor, Assignee and ARPT shall execute the put agreement in the form attached hereto as EXHIBIT B (the "PUT AGREEMENT").

            c. TRANSFER AND PLEDGE OF UNITS. Assignor acknowledges that the transfer or pledge of the Units held by it shall be subject to the restrictions set forth in ARTICLE XI of that certain Amended and Restated Agreement of Limited Partnership of Amli Residential Properties, L.P., dated as of February 15, 1994, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership of Amli Residential Properties, L.P., dated as of July 3, 1995 and as further amended by that certain Second Amendment to Amended and Restated Agreement of Limited Partnership, dated January 30, 1996 (herein, as amended and as it may hereafter be amended from time to time, the "PARTNERSHIP AGREEMENT") and to compliance with applicable laws including the Securities Act of 1933, as amended (the "SECURITIES ACT") and all other applicable securities laws. Subject to the foregoing, to the extent Assignor desires to pledge the economic interest allocable to the Units to a financial institution in connection with a loan transaction, Assignee agrees it shall cause ARPT to execute a consent in the form of EXHIBIT C attached hereto (the "PLEDGE CONSENT"). Both Assignor and Assignee acknowledge that SECTION 11.4(a) of the Partnership Agreement makes special provisions to allow transferees of Units who are an Affiliate (as defined in the Partnership Agreement) or a member of the Immediate Family (as defined in the Partnership Agreement) of the transferor to become Substituted Limited Partners (as defined in the Partnership Agreement).

            d. DOCUMENTS EVIDENCING UNITS. On the Closing Date, Assignor shall execute and deliver, and cause its members (the "MEMBERS") to execute and deliver, a certificate in the form of EXHIBIT D attached hereto and Assignor shall execute and deliver a joinder to the Partnership Agreement in the form of EXHIBIT E attached hereto. Assignee agrees that it shall, as soon as practicable after the execution of the above referenced joinder, execute a certificate to Assignor attaching a true and correct copy of EXHIBIT A to the Partnership Agreement, which EXHIBIT A will be amended to identify Assignor as a holder of the applicable number of Units as issued to it in accordance with the terms hereof. In addition, Assignee shall execute a Unit certificate, substantially in the form of EXHIBIT F attached hereto, acknowledging the number of Units held by Assignor.

            e.    REPRESENTATIONS AND WARRANTIES CONCERNING UNITS.
Assignor covenants and agrees to make, and to cause its Members to make, such representations and warranties to Assignee and ARPT as either Assignee or ARPT may deem reasonably necessary to confirm that the issuance of the Units pursuant to the terms hereof complies with the Securities Act and all applicable securities laws. Without limiting the foregoing or the representations set forth in SECTION 9 hereof, Assignor represents and warrants as follows:

                  1) Assignor is duly formed, validly existing and in good standing under the laws of Illinois; (ii) Assignor has all requisite power and authority to invest in the Units and the Shares as provided herein; (iii) such investment will not result in any violation of or conflict with any term of the charter, by-laws or operating agreement of Assignor or any other organizational document or instrument by which it is bound or any law or regulation applicable to it and (iv) such investment has been duly authorized by all necessary action on behalf of Assignor;

                  2) Each Member that is a natural person is at least 21 years of age, a citizen of the United States and legally competent to join in the execution of this Agreement and to make the certifications, representations and warranties contained herein;

                  3) The Units and the Shares are being acquired for the Assignor's or Members' own account and not with any view toward the resale or distribution thereof, or with any present intention of selling or distributing any of the Units or the Shares;

                  4) Assignor and the Members have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Units and the Shares;

                  5) Assignor and the Members have carefully reviewed all documents of which they have requested copies, have been furnished with all other materials that they consider relevant to an investment in the Units and the Shares (including, without limitation the Partnership Agreement and the Amended and Restated Declaration of Trust, dated January 31, 1994, and Amended and Restated Bylaws of ARPT) and have had a full opportunity to ask questions of and receive answers from Assignee or a person or persons acting on behalf of Assignee concerning the terms and conditions of an investment in the Units and the Shares;

                  6) All written information which Assignor and the Members have provided to Assignee concerning Assignor and the Members, their financial positions and their knowledge of financial and business matters, or the knowledge of financial and business matters of the person making the investment decision on behalf of Assignor or the Members, including all information contained herein, is correct and complete in all material respects as of the date hereof and may be relied upon, and if there should be any material change in such information prior to the Closing Date, Assignor will immediately provide Assignee with notice of such change;

                  7) Assignor's and the Members' addresses in Illinois and Maryland listed herein is Assignor's principal place of business and are Members' principal residences and Illinois is the only jurisdiction in which an offer to sell the Units and the Shares was made to Assignor or the Members;

                  8) Assignor and each Member is an accredited investor within the meaning of Rule 501 of Regulation D. Assignor was not formed, organized or reorganized for the specific purpose, even among other purposes, of acquiring the Units or the Shares;

                  9) Each Member is a natural person (i) whose net worth (either individually or jointly with spouse) exceeds $1,000,000 at the time of this Certificate or (ii) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; and

                  10) The sole Members of the Assignor are: Sharon E. Walsh, William J. Walsh and David Sislen and their respective principal residences are 1149 Blackburn, Inverness, Illinois 60067, 1149 Blackburn, Inverness, Illinois 60067 and 11509 Cushman Road, Rockville, Maryland 20852.

            The representations and warranties set forth above are true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects as of the Closing Date.

            f. ACKNOWLEDGMENTS CONCERNING UNITS. Assignor and the Members is aware and understands that:

                  1) Assignee is relying upon the certifications, representations, warranties, and agreements of Assignor and the Members contained in this Agreement in determining the applicability of certain laws and regulations to the transactions contemplated pursuant to the Agreement and accordingly such certifications, representations and warranties shall survive the closing under this Agreement;

                  2) No federal or state agency has passed upon the Units or the Shares or made any finding or determination as to the fairness of Assignor's investment in the Units or the Shares, or the terms of the offer and the sale of the Units or the Shares;

                  3) Assignor and the Members must bear the economic risk of an investment in the Units and the Shares for an indefinite period of time because (i) the Units and the Shares have not been registered under the Securities Act, and, therefore, cannot be sold or transferred unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and (ii) the Units and the Shares cannot be sold or transferred unless they are registered under applicable state securities laws or an exemption from such registration is available; and

                  4) There is no market for the Units and no such market is likely to develop and the Shares, when issued upon exchange of Units, will be "restricted securities" within the meaning of Rule 144 under the Securities Act.

      3. REIMBURSEMENT OF COSTS. Upon the closing of this transaction, Assignee agrees to reimburse Assignor for certain acceptable third party costs incurred and actually paid by Assignor related to the development of the Project through June 30, 1996. With respect to costs incurred and actually paid by Assignor from and after July 1, 1996 to the Closing Date, Assignor shall submit a written statement of such costs and only those costs pertaining to on-going development activity with respect to the Project (as opposed to sale or closing activity related to the transaction described herein) shall be reimbursable, provided that all activity of Elmer Hamning (EH Consultants) pertaining to the Project shall be reimbursable. An estimated amount of the reimbursement will be determined by the parties during the Review Period and will be delivered in writing to Assignor prior to the expiration of the Review Period. A final reimbursement statement will be delivered to Assignor on the Closing Date. Such final reimbursement statement is subject to the reasonable approval of Assignor. Prior to and as a condition of such reimbursement, Assignor shall provide to Assignee lien waivers, or partial lien waivers, as the case may be, each in form and substance reasonably satisfactory to Assignee and the Title Insurer (defined below) from such third parties confirming payment for the work performed under their respective agreements and the amounts paid to such third parties as follows: prior to the Closing Date Assignor shall (i) provide current lien waivers from the land planner, JEN Land Design, Inc. (the "PLANNER"), the civil engineer, SDI Consultants, Ltd. (the "ENGINEER"), the architect, Bloodgood Sharp Buster Architects & Planners, Inc. (the "ARCHITECT"), (ii) use its best efforts to provide lien waivers from all other parties doing lienable work with respect to the Project and (iii) provide such indemnities, cash, escrows, sworn statements, or other agreements as may be required by the Title Insurer to provide title insurance coverage to Assignee over liens arising by acts of Assignor, Bristol or other parties not claiming through Assignee with respect to the Project. Any amounts still owed to such third parties as of the Closing Date for work already performed shall be paid on the Closing Date by Assignee if such costs are identified in the final reimbursement statement or by Assignor, from its own funds, if such costs are not identified on the final reimbursement statement. Any reimbursement to Assignor for costs identified in the final reimbursement statement shall be in an amount equal to the lesser of (i) that portion of such costs incurred and actually paid by Assignor and (ii) that portion of such costs confirmed in the lien waivers or partial lien waivers as having been paid to the applicable service provider. Assignor shall execute and deliver, and shall cause Bristol to execute and deliver, a general undertaking and indemnity agreement, in the form of EXHIBIT G attached hereto in order to indemnify Assignee from any claims of third parties performing services or work in connection with the Project that did not submit lien waivers as of the Closing Date. Such general undertaking and indemnity agreement shall provide that Assignee may off-set unsatisfied claims covered by such general undertaking and indemnity agreement, which are not insured over by the Title Insurer to Assignee's reasonable satisfaction, against the Final Exchange Amount. In addition to lien waivers, Assignor shall provide Assignee with vendor's certificates substantially in the form of EXHIBIT H attached hereto (or such other form on which the parties may agree, acting reasonably) from parties providing on-going services or from parties which provide professional services on which Assignee will rely.

      4. EARNEST MONEY. Assignee shall deposit $50,000 in cash as earnest money (the "EARNEST MONEY") within three (3) business days following the later of execution of this Agreement (the "CONTRACT DATE") and the satisfaction of the conditions set forth in SECTION 12 hereof, in a strict joint order escrow account (the "ESCROW") with Chicago Title Insurance Company (the "TITLE INSURER"), as escrow trustee, with such funds to be deposited in an insured interest bearing account designated by Assignee. The Earnest Money shall thereafter be non-refundable to Assignee provided Assignor fulfills its obligations under this Agreement and all conditions precedent have been satisfied or waived; provided that the Earnest Money shall, on the Closing Date, be disbursed to Assignee. Upon closing of the purchase and sale of the Property to Assignee pursuant to
SECTION 5(e) below, Assignee will cause the earnest money posted by Assignor as purchaser under the Sales Contract to be refunded to Assignor, including any interest accrued thereon.

      5. CONDITIONS PRECEDENT TO ASSIGNEE'S OBLIGATION TO CLOSE. Assignee's obligation to purchase the Purchase Rights and the Development Rights shall be subject to the following conditions precedent (the "CONDITIONS PRECEDENT"), any of which may be waived by Assignee.

            a. FEASIBILITY CONTINGENCY. Assignee shall have until the date that is thirty (30) days after the execution of this Agreement (the "REVIEW PERIOD"), or such later date as mutually agreed to by the parties to perform a feasibility analysis of the Property. Within ten (10) days after the date of this Agreement, Assignor shall prepare for Assignee's review and approval a true and complete list of all Development Documents, which list, after it is approved by Assignee, shall supplement the list attached to this Agreement on the date hereof as EXHIBIT K. During the Review Period Assignee will conduct and review soil tests, engineering, planning, site planning, utilities, wetlands, environmental risk, title, survey, CC&R and other reviews determined to be necessary by the Assignee and Assignee will review and determine the cost, existence and transferability of items 1, 4, 6, 7, 9 and 10 of the Regulatory Approvals (as defined below). In addition, Assignee shall review the costs proposed to be reimbursed by Assignee pursuant to SECTION 3 above. If Assignee determines, in its sole discretion, that the Property is not suitable for development by Assignee, or Assignor and Assignee (each acting reasonably) are unable to agree upon either (i) the costs to be reimbursed or (ii) the final list of Development Documents to be attached as EXHIBIT K, then Assignee shall have the right to terminate this Agreement by delivering written notice thereof to Assignor at any time prior to the end of the Review Period, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated. If Assignee fails to so notify Assignor, then Assignee shall be deemed to have waived this feasibility contingency and this Agreement shall remain in full force and effect, subject to the Regulatory Approvals contingency and other contingencies set forth herein and therein. At such time as Assignee has approved the revised list of Development Documents as provided herein, EXHIBIT K shall be revised to incorporate such approved list.

            The "Regulatory Approvals" shall be all governmental approvals required to develop the Property for the use detailed in the Development Documents including (without limitation) the following:

                  1) Evidence of planned unit development, preliminary plat and preliminary plan, and final plat and final plan approval of the Project from the City including a copy certified by the City of the ordinances granting such approvals and of all plans, agreements and other submissions on which such approval is based;

                  2) recordation of a final plat of subdivision for the Property;

                  3) issuance of a building permit for the construction of (i) all grading, site work, roadwork, utilities, and other infrastructure serving or required to be built in connection with the Project, and (ii) pool area, recreation center and first planned residential buildings, together with evidence satisfactory to Purchaser (which may be in the form of a letter from the City) that all building, engineering and other plans for the balance of the Project have been approved, that the City is ready to issue a building permit for such construction upon the payment of specified permit fees, and identifying specifically by latest revision date all plans approved by the City upon which permits have been or may be issued;

                  4) evidence of the amount of DuPage County ("COUNTY") impact fees which will be assessed against the Project, which evidence may be in the form of a letter from the County;

                  5) if any of the roads adjoining or serving the Property are not City roads, then issuance of a curb cut and other applicable construction permits by the authority controlling such roads (e.g., County, IDOT) permitting the construction of all curb cuts, de-acceleration or acceleration lanes, turn lanes, or other improvements required to be constructed in connection with the Project;

                  6) evidence (which may consist of issuance of the applicable permit or a letter from the Engineer that all permits for tap on and service of the Project with water and sanitary sewer in sufficient capacities either have been issued by,or will be available upon payment of specific permit and tap on fees to, all applicable authorities including the Fox Valley Metropolitan Water Reclamation District and the IEPA;

                  7) an agreement with the school, park, fire, police, library and any other applicable districts specifying the amount of impact fees payable to each, or other evidence (such as a letter from the applicable district) of the amount of or absence of these fees or other applicable impact fees, land donations or other similar payment or donation obligations;

                  8) written and recorded easement agreements for any utility lines or improvements (such as storm ponds) not located entirely within the Property;

                  9) a certificate from the Engineer, the Architect and W-T Engineering in the form of EXHIBITS I-1, I-2 and I-3 attached hereto and additionally addressing other matters which Assignee may reasonably request; and

                  10) evidence reasonably satisfactory to Assignee that the total fees incurred in connection with obtaining the Regulatory Approvals, including but not limited to, impact fees, permit fees, plan review fees and other development fees and costs imposed by governmental or regulatory agencies, will not exceed $1,500 per apartment unit, in the aggregate.

            b. REGULATORY APPROVALS CONTINGENCY. On or prior to the Closing Date, Assignee shall ascertain costs and the existence and transferability of all Regulatory Approvals specified as items 2, 3, 5 and 8 above (the "PERMIT APPROVALS"). The Permit Approvals shall be in form and substance acceptable to Assignee. If Assignee determines, in its sole discretion, that the Property does not have the Permit Approvals, then Assignee shall have the right to terminate this Agreement by delivering written notice thereof to Assignor at any time prior to the Closing Date, in which case the

      Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated.

            c. CONSTRUCTION CONTRACT CONTINGENCY. On or prior to the Closing Date, Assignee shall have received a binding bid to enter into a construction general contract in form and substance and with a contractor approved by Assignee in its sole discretion. It is understood that from and after the date hereof, Assignee and Assignor shall mutually cooperate in attempting to achieve such a contract in a form entirely acceptable to Assignee based upon a bid set of plans and specifications which replicate, in all material respects, the plans and specifications of Amli at Aurora Crossing, dated June 25, 1996 (except for those items of particular difference between the two projects such as the newly designed clubhouse and the snap-on stone facade). Assignee shall submit to the chosen contractor a list of alternates to the construction contract to be priced in addition to the basic plans and specifications. Assignee shall be the sole negotiator of the contract, but drafts shall be mutually reviewed and to the maximum extent possible the suggestions of Assignor shall be raised
in the negotiations and covered in such drafts.   In the event that this
condition is not satisfied on or prior to the Closing Date, then Assignee shall have the right to terminate this Agreement by delivering written notice to Assignor any time on or prior to the Closing Date, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated.

            d. HOME OWNER'S ASSOCIATION CONTINGENCY. Without limiting Assignee's right to disapprove title and survey matters during the Review Period, on or prior to the Closing Date, Assignee shall have received all approvals required pursuant to that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for Oakhurst North Community Association, recorded May 3, 1996 in the DuPage County Recorder's Office as Document No. R96-073226 (the "DECLARATION OF COVENANTS"), including, but not limited to any approvals required pursuant to ARTICLES XI and XIII thereof. During the Review Period, Assignee must receive evidence reasonably satisfactory to it that the residents of the Project will have a vested right to use the community pool and clubhouse described in the Declaration of Covenants upon the payment of reasonable fees or dues.

            e. INSPECTION. Subject to executing the License Agreement referred to in SECTION 12(c) hereof, Assignee and its agents and contractors shall have (and Assignor shall cause the Contract Seller to provide) unlimited access to the Property prior to the Closing Date, including the right to take soil tests and borings. Assignee shall repair any damage caused by its entry and shall indemnify, defend and hold Assignor and Contract Seller harmless with respect to any damage to the Property or injury to any person caused by Assignee, its agents, employees or contractors in connection with its investigations of the Property.

            f. CLOSING OF SALES CONTRACT. Assignee shall not be obligated to close this Agreement unless the Contract Seller under the Sales Contract has performed all of its obligations thereunder and Assignor is prepared to proceed with the Closing of the Sales Contract in the manner described in SECTION 8. In the event that this condition is not satisfied on or prior to the Closing Date then Assignee shall have the right to terminate this Agreement at any time on or prior to the Closing Date, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated. Notwithstanding the foregoing, in the event that the reason that the Closing is not occurring is because of the failure of the Contract Seller to perform under the Sales Contract, then Assignee shall have the following additional options in lieu of terminating this Agreement, which options must be exercised by notice to Assignor within five (5) business days after the scheduled Closing Date. Assignee may extend this Agreement up to an additional 60 days during which time Assignor shall use commercially reasonable efforts, excluding the pursuit of legal action, to enforce the Sales Contract against the Contract Seller. Alternatively, Assignee may close the exchange by paying the Initial Exchange Value and receiving assignments of the Purchase Rights and Development Rights, in which event Assignee may pursue legal remedies against the Contract Seller in the Sales Contract directly, and Assignor shall have no further interest therein. If Assignee chooses the extension option and the Sales Contract is not closing at the end of the extension, then at such time Assignee may choose by notice to Assignor within five (5) business days after an expiration of the extension period either to terminate (and receive a refund of the Earnest Money) or to complete the exchange as set forth in the prior sentence.

      6. CONVEYANCE. On the Closing Date, Assignor shall contribute and assign all the Purchase Rights and the Development Rights to Assignee or its designee pursuant to an Assignment and Assumption Agreement (the "ASSIGNMENT") in the form of EXHIBIT J attached hereto. The Assignment of the Purchase Rights shall be consented to by the Contract Seller. The Assignment of the Development Rights shall be consented to by consultants and contractors who are parties to the Development Documents.

      7. SURVEY AND TITLE COMMITMENT. Assignor shall deliver to Assignee within fifteen (15) business days from the date hereof, a current ALTA plat of survey of the Property showing the subdivided lot legal description of the Property, certified to Assignee and the Title Insurer and meeting the minimum standard detail requirements of ALTA/ACSM adopted in 1992 as well as a commitment for an ALTA Owner's Title Insurance Policy Form B-June, 1987 from the Title Insurer with respect to the Property, dated after the Contract Date. Assignor shall consult with and obtain written approval from Assignee, which approval shall not be unreasonably withheld, of any notice or determination required to be given or made to Contract Seller with regard to objections to title or survey matters under the Sales Contract. Assignee shall approve or disapprove all matters of title and survey within the Review Period. All costs of the survey that exceed those provided for in the Sales Contract shall be paid by Assignor and all costs of the title commitment and policy that exceed those provided for in the Sales Contract shall be paid by Assignee.

      8. CLOSING. If the conditions precedent set forth herein are either satisfied or waived by Assignee as evidenced by written notice to Assignor, then the closing under this Agreement shall take place on a date (the "CLOSING DATE") specified by Assignee, which date shall not be less than fifteen (15) days after such notice and shall not be more than thirty
(30) days following the end of the Review Period. The closing under this Agreement and the Sales Contract shall take place simultaneously, and the closing under this Agreement shall be conditioned upon the Closing under the Sales Contract. The Assignment shall be delivered to the Contract Seller at the Closing under the Sales Contract, and all conveyances under the Sales Contract shall be made directly to Assignee, provided that the delivery of the Assignment to the Contract Seller shall not be effective unless and until the Closing under the Sales Contract has taken place, unless Assignee elects under SECTION 5(e) above to pursue remedies directly against the Contract Seller. The transactions described herein shall be closed through an escrow with the Title Insurer at its Wheaton, Illinois office, with each party to pay one-half of such escrow fees.

      9. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR. Assignor represents and warrants to Assignee as of the date hereof and as of the Closing Date (as defined below) that:

            a. a true, accurate and complete copy of the Sales Contract is attached hereto as EXHIBIT A, and the Sales Contract has not been modified or amended;

            b. a true, accurate and complete list of the Development Documents will be provided to Assignee within ten (10) days of the date of this Agreement and, upon approval by Assignee, will be attached hereto as EXHIBIT K;

            c. Assignor is the absolute owner of the Purchase Rights and the Development Rights and has the right to assign the Purchase Rights and the Development Rights;

            d. Assignor has not given or received any notice of default or breach under the Sales Contract or Development Documents, and to Assignor's knowledge, no such default or breach exists and no event or circumstance exists which with the giving of notice or passage of time or both would constitute a default or breach under the Sales Contract or Development Documents by any party thereto;

            e. The Purchase Rights and the Development Rights are free of any lien or charge and are not subject to any assignment, transfer, or hypothecation;

            f.    Assignor has been duly organized and is validly existing.

Assignor has the full right and authority and has obtained any and all consents required therefor to enter into the Sales Contract, the Development Documents and this Agreement and consummate or cause to be consummated the sale and assignments contemplated therein and herein. The persons signing the Sales Contract, the Development Documents and this Agreement on behalf of Assignor are authorized to do so. The Sales Contract, the Development Documents and this Agreement have been properly authorized and executed and constitute the valid and binding obligations of Assignor, enforceable in accordance with their terms;

            g. There is no agreement to which Assignor is a party or binding on Assignor which is in conflict with the Sales Contract, the Development Documents or this Agreement;

            h. There is no action or proceeding pending or, to Assignor's knowledge, threatened against the Assignor which challenges or impairs Assignor's ability to execute, deliver or perform this Agreement;

            i. The Property is zoned to permit the uses contemplated by the Project and to Assignor's knowledge, the Regulatory Approvals are all those necessary for the construction of the Project other than issuance of building, construction or curb cut permits, which permits are available upon payment of the fees listed under clause (k) below.

            j. Assignor has delivered to Assignee a true and complete copy of all plans, agreements, ordinances or other written materials entered into with, or issued or approved by the City, any utility provider, local school, park or other district or other governmental body in connection with the Property and Project and Regulatory Approvals, and at closing will deliver all of the Regulatory Approvals;

            k. To Assignor's knowledge, based on Assignor's due investigation and inquiry, a true, accurate and complete list of all fees exceeding $300 assessed or likely to be assessed by any governmental entity or utility provider associated with the Project (including without limitation, all such permit fees, impact fees, review fees, inspection fees, tap-on fees, and recapture fees) is attached hereto as EXHIBIT L; and

            l. Assignor has deposited $50,000 as Earnest Money under the Sales Contract with Title Insurer as escrowee.

      10. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE: Assignee represents and warrants to Assignor that:

            a.    Assignee has been duly organized and is validly existing.

Assignee has the full right and authority and has obtained any and all consents required to enter into this Agreement and consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein, subject to completing its due diligence review and approval of the Property and the Development Documents. The persons signing this Agreement on behalf of Assignee are authorized to do so. This Agreement has been authorized and properly executed and will constitute the valid and binding obligations of Assignee, enforceable against Assignee in accordance with its terms.

            b. There is no agreement to which Assignee is a party or to Assignee's knowledge binding on Assignee which is in conflict with this Agreement.

            c. There is no action or proceeding pending or, to Assignee's knowledge, threatened against the Assignee which challenges or impairs Assignee's ability to execute, deliver or perform this Agreement.

            d. The Units of Assignee are free and clear of any lien or charge, are not subject to any assessments and are convertible to Common Shares as set forth in and subject to the limitations set forth in SECTION 2 of this Agreement.

      11. PAYMENT OF REAL ESTATE BROKERS. Each party represents to the other that no real estate broker has been used in connection with this transaction and no real estate broker's commissions shall be payable to any party. Assignee agrees to defend, indemnify and hold Assignor harmless from and against any claim for a real estate broker's commission, or fee by any other party claiming by, through or under Assignor. Assignor agrees to defend, indemnify and hold Assignee harmless from and against any claim for a real estate broker's commission or fee by any other party claiming by, through or under Assignee.

      12.   SALES CONTRACT.

            a. EXTENSION. Assignor shall have delivered to Assignee a true, correct and complete copy of the Sales Contract, extended and in full force and effect with the following changes each of which must be approved by Assignee:

                  1) The dates which may be chosen for the Closing Date thereunder shall be amended to be consistent with the Closing Date which may be specified hereunder.

                  2) SECTION 4 shall be amended to provided that Contract Seller shall escrow at closing its pro rata share of accrued but unpaid real estate taxes allocable to the Property and Contract Buyer (which shall mean the party holding the purchaser's interest in the Sales Contract, which is currently Assignor and shall be Assignee if this transaction closes) shall deposit current year post-closing taxes in the same escrow, which shall be used only to pay real estate taxes allocable to the Property. The escrow will be interest bearing and Contract Buyer will pay all escrow fees.

                  3) SECTION 13.1 shall be amended to provide that Contract Seller has approved the documents comprising the Final Plan and Plat (the "FINAL PLAN") which was approved by the City in Resolution PDFKL 96-16 on April 11, 1996 and any updated or additional Project plans which may currently exist, and that Contract Seller shall have no further rights to approve such plans or modifications thereof, provided that Contract Buyer shall still be subject to the approval requirements in the Declaration of Covenants.

                  4) SECTION 14.3 shall be amended to provide that all landscaping "in the landscape easements along Eola and Liberty" shall be completed by the time required in SECTION 14.3. The landscape easements shall be identified and provisions for maintenance of such easements satisfactory to Contract Buyer shall be negotiated.

                  5) SECTION 14.4 shall provide that (i) Contract Seller must provide an easement (either through an existing easement or a new easement) satisfactory to Contract Buyer (acting reasonably) for drainage into the Facility (as defined in the Sales Contract) and into any other shared detention areas on the Final Plan, (ii) all work (other than work to be performed by Contract Buyer on the Property) on the Facility (including sidewalks, street lighting and landscaping) and such other shared detention areas must be complete, and (iii) the Facility has been conveyed to the Association (as defined in the Declaration of Covenants). If any of (i),
(ii) or (iii) are not completed at the closing, then the payment required by SECTION 14.4 shall be made into an escrow until all of items (i), (ii) and (iii) are satisfied. SECTION 14.4 shall also be amended to address maintenance rights and obligations regarding the Facility and other shared detention areas in a manner satisfactory to Contract Buyer.

                  6) SECTION 20 shall be modified to set forth Contract Seller's consent to the assignment of the Sales Contract from Bristol to Assignor and to the assignment of the Sales Contract to Assignee or to a permitted assignee as defined in SECTION 17 below.

                  7) SECTION 34 and EXHIBIT R shall be amended to provide that the right of first refusal shall not apply to an assignment of the Sales Contract or the transfer of the Property to Assignee or an affiliate of Assignee, including subsequent assignments or transfers by Assignee or an affiliate of Assignee to an entity in which Assignee or an affiliate of Assignee has a partnership, members or other similar interest.

Contract Seller agrees upon request to issue a release of the right of first refusal when it terminates. Contract Seller also agrees to issue a confirmation of the subordination of the right of first refusal to a construction lender in such form as may be reasonably requested by such construction lender. EXHIBIT R shall also be amended to add the following to restriction 2 thereunder: "or modify any development rights or development approvals affecting the Property."

                  8) SECTION 38 shall be amended to allow the use of "Oakhurst North" or "Oakhurst" in the marketing name of the apartment community to be constructed on the Property.

                  9) Provision shall be made to permit Contract Buyer to install a lighted water feature in the Facility.

                  10) The Sales Contract shall be amended to provide for the terms and conditions set forth in that certain Amendment to Sales Agreement, undated and unsigned by Contract Seller, but executed by Bristol on June 26, 1996.

            b. DUE DILIGENCE. Assignor shall cause the Contract Seller to consent in writing to Assignee's access to the Property pursuant to
SECTION 5.a. and d. hereof. Assignee agrees to enter into a License Agreement substantially in the form of EXHIBIT D to the Sales Contract if the Contract Seller requests. Assignee shall indemnify, defend and hold the Contract Seller harmless with respect to any damage to the Property or injury to any person caused by Assignee, its agents, employees or contractors in connection with its investigation of the Property.

            c. ESTOPPEL. Prior to the expiration of the Review Period and again on the Closing Date, Assignor shall deliver to Assignee an estoppel from the Contract Seller (i) confirming that the Sales Contract, as modified as set forth in this SECTION, is in full force and effect, (ii) confirming that there are no defaults or other modifications, (iii) confirming the amount of earnest money on deposit, (iv) confirming the net acreage of the Property and the final purchase price, (v) confirming that Contract Seller's (as required in the Sales Contract) and the Design Review Committee's approval (as required under the Declaration of Covenants) of the most current Project plans, including without limitation the landscape plan and budget, and any signage plans, and (vi) confirming such other matters as are reasonably requested by Assignee.

      13. CONSULTING AGREEMENT WITH ASSIGNOR. As of the Closing Date, as additional consideration for the exchange herein, Assignor and Assignee shall enter into a consulting agreement in the form of EXHIBIT M attached hereto to provide continuing basic services with respect to the Property and the Project.

      14.   DEFAULT.

            a. ASSIGNOR'S DEFAULT. If this transaction fails to close as a result of Assignor's default, the Earnest Money shall be returned to Assignee. In addition, Assignee shall be entitled to such remedies for Assignor's breach of contract as may be available at law and in equity, including, without limitation, the remedy of specific performance, which the parties agree was bargained for because of the unique nature of the rights to be transferred hereunder and the difficulty of compensating Assignee with damages, provided, however, if Assignor is in default due to causes beyond its reasonable control, Assignee shall not be entitled to pursue Assignor for monetary damages. Assignor shall be deemed to be in default under this Agreement if it fails to proceed with the Closing under the Sales Contract on the Closing Date or otherwise defaults under the Sales Contract.

            b. ASSIGNEE'S DEFAULT. If this transaction fails to close due to the default of Assignee, then Assignor's sole remedy shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Assignor waiving all other rights or remedies in the event of such default by Assignee. The parties acknowledge that Assignor's actual damages in the event of a default by Assignee under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages.

      15. NO AMENDMENTS. As long as this Agreement remains in full force and effect, Assignor shall perform all of its obligations under the Sales Contract, shall not amend or modify the Sales Contract (except as set forth in SECTION 12.a.) and shall not make any elections, issue any approvals, give any notice, or otherwise take any action with respect to the Sales Contract or the Property without the prior written consent of Assignee which consent shall not be unreasonably withheld or delayed.

      16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement shall be continuing and shall survive for a period of nineteen (19) months following the Closing Date. Each party shall indemnify and hold the other harmless from and against any loss, cost, liability or expense, including reasonable attorneys fees, incurred by reason of any breach of any of its representations or warranties under this Agreement. Notwithstanding anything to the contrary contained in this SECTION 16, if Assignee has actual knowledge prior to closing that a representation or warranty made by Assignor is false, despite any lack of knowledge on the part of Assignor, and Assignee proceeds with the closing, then any claims of Assignee for breach of such representation or warranty shall be deemed waived as of the Closing Date. For purposes of this SECTION 16, Assignee's knowledge shall be deemed to mean the actual knowledge of Stephen C. Ross or Gregory T. Mutz without inquiry or investigation.

      17. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by Assignor without Assignee's consent, which consent may be withheld in Assignee's sole discretion. Assignee may not assign this Agreement, other than to a "permitted assignee", without Assignor's prior written consent, which consent shall not be unreasonably withheld. A partnership or limited liability company having Assignee or ARPT as a general partner or managing member shall be a "permitted assignee". Any assigning party shall remain liable for the obligations of its assignee.

      18. NOTICES. Upon the execution and delivery of this Agreement, Assignor and Assignee shall deliver a copy of this Agreement to the Contract Seller, and request that a copy of any notices sent to Assignor under the Sales Contract also be sent to Assignee.

            All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Assignor:               Bristol Oakhurst Development L.L.C.
                              Attn: William Walsh
                              1931 North Meacham Road
                              Suite 330
                              Schaumburg, Illinois 60173
                              Phone:  708/397-7171
                              Facsimile:  708/397-8597

                                    and

                              Bristol Capital Corp.
                              Attn: David Sislen
                              6116 Executive Boulevard
                              Suite 430
                              Rockville, Maryland 20852
                              Phone:  301/984-2520
                              Facsimile:  301/984-6099

    with a copy to:           Sonnenschein, Nath & Rosenthal
                              Attn: Gerald J. Sherman
                              8000 Sears Tower
                              233 South Wacker Drive
                              Chicago, Illinois  60606
                              Phone: 312/876-8000
                              Facsimile: 312/876-7934

If to Assignee:               Amli Residential Properties L.P.
                              Attn: Stephen C. Ross
                              125 South Wacker Drive
                              Suite 3100
                              Chicago, Illinois 60606
                              Phone:  312/443-1477
                              Facsimile:  312/443-0909
with a copy to:               Mayer, Brown & Platt
                              Attn: Paul Meyer
                              190 South LaSalle Street
                              Chicago, Illinois 60603
                              Phone:  312/782-0600
                              Facsimile:  312/701-7711

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier,
(c) sent by facsimile transmission, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

      19. LIMITATION OF LIABILITY. Any obligation or liability whatsoever of Assignee or ARPT which may arise at any time under this Agreement or the Sales Contract shall be satisfied, if at all, out of Assignee's or ARPT's respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of their respective partners, or the shareholders, trustees, officers, employees or agents of Assignee or ARPT, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. The negative capital account of any partner in Assignee or the obligation of any partner in Assignee to make a capital contribution to Assignee shall not be deemed to be an asset of Assignee.

      20. GOVERNING AGREEMENT. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the Sales Contract, the terms and provisions of this Agreement shall govern and control. If any provision of this Agreement shall be deemed unenforceable as a matter of law, the remainder hereof shall remain in full force and effect.

      21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Assignor and Assignee concerning the subject matter hereof and supersedes all prior or contemporaneous agreements of the parties, including without limitation, that certain letter, dated July 3, 1996 from Assignee to and accepted by Assignor.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        BRISTOL OAKHURST DEVELOPMENT L.L.C.

                        By:   /s/ WILLIAM S. WALSH
                              ------------------------------
                        Name: William S. Walsh
                              ------------------------------
                        Its:  Manager
                              ------------------------------



                        AMLI RESIDENTIAL PROPERTIES L.P.,
                        a Delaware limited partnership

                        By:   Amli Residential Properties Trust, a Maryland
real estate investment trust


                              By:   /s/ CHARLOTTE A. SPARROW
                                    ------------------------------
                              Name: Charlotte A. Sparrow
                                    ------------------------------
                              Title: Vice President
                                    ------------------------------

                                   JOINDER


      The undersigned join in the execution of this Agreement solely for the purpose of making the representations, warranties and acknowledgments set forth in SECTION 2 of the Agreement applicable to Members of Assignor.


                                    /s/ SHARON E. WALSH
                                    ------------------------------
                                    Sharon E. Walsh

                                    /s/ WILLIAM WALSH
                                    ------------------------------
                                    William Walsh


                                    ------------------------------
                                    David Sislen



      Subject to SECTION 19 of this Agreement, the undersigned joins in the execution of this Agreement solely for the purpose of agreeing to the undertakings to be performed by ARPT in accordance with SECTION 2 of this Agreement.


                                    AMLI RESIDENTIAL PROPERTIES TRUST, a
Maryland real estate investment trust


                                    By:   /s/ CHARLOTTE A. SPARROW
                                          ------------------------------
                                    Name: Charlotte A. Sparrow
                                          ------------------------------
                                    Title: Vice President
                                          ------------------------------






            FIRST AMENDMENT TO AGREEMENT TO ASSIGN SALES CONTRACT
                          AND DEVELOPMENT DOCUMENTS


      First Amendment to Agreement to Assign Sales Contract and Development Documents (the "AMENDMENT"), dated as of October 2, 1996, by and between BRISTOL OAKHURST DEVELOPMENT L.L.C. ("ASSIGNOR"), and AMLI RESIDENTIAL PROPERTIES, L.P. ("ASSIGNEE").

                              R E C I T A L S :
                              -----------------

      A. Assignor and Assignee entered into an Agreement to Assign Sales Contract and Development Documents dated July 22, 1996 (as amended, the "AGREEMENT"). All initially-capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

      B. Assignor and Assignee desire to amend the Agreement to reduce the Exchange Amount to reflect additional impact fees attributable to the acquisition and development of the Property.

      NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

      1. The foregoing recitals are incorporated herein by this reference.

      2.    Section 2.a is hereby amended as follows:

            a. The value of the Exchange Amount is hereby amended to be $1,515,000.00; and

            b. The Final Exchange Amount is hereby amended to be $415,000.00.

      3. Except as expressly amended hereby, the Purchase Agreement continues in full force and effect, in accordance with its terms, and embodies the entire agreement between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof. The Purchase Agreement may be further amended or supplemented only by an instrument in writing executed by both parties.

      4. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one instrument. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.


















      IN WITNESS HEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                              BRISTOL OAKHURST DEVELOPMENT L.L.C.

                              By:       /s/ WILLIAM S. WALSH
                                        ------------------------------
                              Name:     William S. Walsh
                                        ------------------------------
                              Title:    Manager
                                        ------------------------------

                              AMLI RESIDENTIAL PROPERTIES L.P.,
                              a Delaware limited partnership

                              By:       Amli Residential Properties Trust

                              By:       /s/ CHARLOTTE A. SPARROW
                                        ------------------------------
                              Name:     Charlotte A. Sparrow
                                        ------------------------------
                              Title:    Vice President
                                        ------------------------------






































                                     -2-